EXHIBIT 99.1

UBL Interactive Appoints Paul Donlan as Chief Operating Officer

UBL's President, International, is Elevated in New Expanded Role

UBL Interactive, Inc.October 27, 2014 1:25 AM

CHARLOTTE, N.C., Oct. 27, 2014 — UBL Interactive, Inc. (UBLI) ("UBL"),The Local Leader with Global Reach(TM), today announced the appointment of Paul Donlan as the Company's Chief Operating Officer. Donlan, who will also retain his role as President, International, will oversee the Company's product operations.

Mr. Donlan has been with UBL since 2012 and has 25 years of experience in directories and classified advertising. He was the CEO of 3L Media, a founder of SuperPages Australia, and had a 15-year tenure at Sensis and Telstra Australia.

UBLI CEO Doyal Bryant said: "Paul has been instrumental in reconfiguring our service delivery on a global basis for the benefit of our customers, which in turn has been a major path to revenue growth."

Mr. Donlan commented: "Being part of UBL's rapid growth has been a unique experience, and the company is now poised for a strong global position of serving customers with a diverse set of Location Marketing products."

About UBL Interactive and Universal Business Listing

Headquartered in Charlotte, North Carolina and having served over 200,000 businesses across North America, the United Kingdom and Australia, UBL Interactive is the owner and operator of the Universal Business Listing (UBL) service. Through UBL, the Company provides business identity management tools for businesses large and small, as well as SEO providers, advertising agencies and interactive marketers to help their customers distribute their business details as a trusted source across search engines, online Yellow Pages directories, 411 directory assistance, social networks and mobile devices. The Company also offers reputation monitoring tools and a variety of premium Local SEO optimization services. For more information on the Company and its Universal Business Listing solutions, please visit our web sites at www.ublinteractive.com or www.ubl.org.

Forward-Looking Statements

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes," "forecasts," "plans" and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risks and uncertainties, include, without limitation, our ability to successfully centralize and consolidate various support functions, operating results, market acceptance of our solutions, strong brand recognition and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Press@UBL.org
(704) 200-9929 Chris Travers